Exhibit 99.6
   Annual Report on Form 10-K

   A.   Item 10   Directors Biographical Information

        Class I Directors - Present Terms  Expire at 1998 Annual Meeting

        ALFRED D. CORDES, 66, was elected to Interstate Power Company's Board of Directors on January 1, 1992. He was elected Vice President District Administration and Public Affairs on May 1, 1990 and retired from that position on July 1, 1995. He has also served as District Manager and Executive Assistant prior to being appointed Vice President - District Administration on January 1, 1986. Mr. Cordes is a member of the Executive Committee.

        JOYCE L. HANES, 65, is a Director and Chairman of the Board of Midwest Wholesale Inc., Mason City, Iowa. Mrs. Hanes has been a Director of Midwest Wholesale Inc. since 1970. She was re-elected Chairman of the Board of that Company in December 1997 having served as Chairman from 1986 to 1988. She is a member of the Board of
        Directors of the Iowa Student Loan Liquidity Corporation.   She was
        elected a Director of Interstate Power Company on January 1, 1982. Mrs. Hanes is Chairman of the Audit Committee, and a member of the Compensation Committee and the Executive Committee.

        Class II Directors - Present Terms Expire at 1999* Annual Meeting

        JAMES E. BYRNS, 71, is Chairman and Chief Executive Officer of Custom Pak, Inc. of Clinton, Iowa, a firm of which he was co-founder in 1974. Mr. Byrns was elected to this position on August 15, 1989. He had been President of that Company since 1980 having served as Executive Vice President from 1974. He was elected to Interstate Power Company's Board of Directors on January 31, 1984. Mr. Byrns is Chairman of the Nominating Committee and is a member of the Audit Committee and the Compensation Committee.

        *In October of 1996 Mr. Byrns reached age 70, the mandatory retirement age for Directors, the Board of Directors adopted in July of 1996 and May of 1997 resolutions authorizing the continued service of Mr. Byrns as a Class II Director from October, 1996 until the 1998 Annual Meeting of Stockholders or the effective date of the merger with WPL Holdings, Inc, IES Industries Inc. and IPC, whichever came first.

        GERALD L. KOPISCHKE, 66, was elected to Interstate Power Company's Board of Directors effective July 10, 1992. Mr. Kopischke was elected Vice President - Electric Operations on September 1, 1980 and retired from that position on January 1, 1996. He had served as Director of Electrical Engineering prior to being appointed as Vice President. Mr. Kopischke is a member of the Nominating Committee. Class III Directors - Present Terms Expire at 2000 Annual Meeting

        ALAN B. ARENDS, 64, is Chairman of the Board of Alliance Benefit Group Financial Services, Corp. (formerly Arends Associates, Inc.,) of Albert Lea, Minnesota, an employee benefits company which he founded in 1983. Mr. Arends has also taught at both the high school and college levels. He was elected to the Board of Directors of the Company on August 15, 1993. Mr. Arends is Chairman of the Compensation Committee and a member of the Audit Committee.

        MICHAEL R. CHASE, 59, was elected to Interstate Power Company's Board of Directors in January of 1996. He was elected President effective October 1, 1996. He was elected Chief Executive Officer on January 1, 1997. He had served as Vice President, Power Production beginning in 1991 and then Executive Vice President starting in July 1995. Mr. Chase is a member of the Nominating Committee.

        WAYNE H STOPPELMOOR, 64, is Chairman of the Board of Directors of Interstate Power Company. He was elected to the IPC Board in July 1986. He was elected president and Chief Executive Officer effective January 1, 1987 and was elected Chairman on May 1, 1990. He resigned from the position of President effective October 1, 1996 but continued as Chief Executive Officer until he retired as an officer on January 1, 1997. Mr. Stoppelmoor has served as Vice president of Administration beginning in 1978 and then Executive Vice President starting in May 1985. Mr. Stoppelmoor is Chairman of the Executive Committee.

   COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

          The Company's directors, its executive officers, and certain other officers are required to report their ownership of the Company's common stock and Preferred Stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. All required filings in 1997 were properly made in a timely fashion. In making this statement, the Company has relied on the representations of the persons involved and on copies of their reports filed with the Securities and Exchange Commission.

   B.  Item 11

   Compensation of Directors

       During the period of January 1, 1997, to March 31, 1997 all directors who were not employees of the Company were paid $11,000 per year plus $650 for each directors' meeting in which they participated. Also $650 was paid each non-employee director for each committee meeting held on a day separate from a scheduled Board meeting while $325 was paid for each committee meeting which they attended that was held the same day but not in conjunction with a Board meeting. Effective April 1, 1997, the annual retainer for non-employee directors was increased to $12,000 per year.
   The fees for any Regular or Special Meeting of the Board as well as committee meeting held on non-board meeting days were increased to $700. Fees for committee meetings held on a Board meeting day but not consecutive of that meeting were increased to $350. The meeting and committee fees were for non-employee directors only.

       Director Emeritus Program-The Company has adopted a Director Emeritus Program, for present non-employee directors, that will be available during the transition to a new Interstate Energy Corporation board of directors. A director emeritus is appointed by the Board of Directors of the Company and is entitled to serve as such until age 70, but no longer than two years. Directors emeriti are entitled to receive the annual retainer fee paid to the Company's or successor Company's regular directors. Directors emeriti will participate in various board activities but are not voting members.

        All directors who were not employees received reimbursement of out-of-pocket expenses incurred in connection with directors' or committee meetings. Each director was included in the Company's group life insurance program.

   Compensation Committee Interlocks and Insider Participation

        The Board of Directors accepted the recommendations of the Compensation Committee for the 1997 salaries at the December 19, 1996 Board Meeting. There were no interlocking and insider positions required to be disclosed.

                       COMPENSATION OF EXECUTIVE OFFICERS

      The following Summary Compensation Table sets forth the total compensation paid by the Company for all services rendered during 1997, 1996, and 1995 to the Chief Executive Officer and the four other most highly compensated executive officers (the "named executive officers").



                                                      SUMMARY COMPENSATION TABLE
                                                               (Dollars)

                                                          Annual Compensation
                                                                             Other
   Name and                                                                  Annual          All Other
   Principal Position             Year        Salary($)    Bonus($)       Compensation  ($) Compensation($) 1
   Michael R. Chase               1997        225,000       6,750               0            1,600
   President and CEO              1996        171,250           0               0              250
                                  1995        138,000           0               0              250

   Dale R. Sharp                  1997        137,000       4,110               0            1,406
   Vice President,                1996        120,000           0               0              250
   Engineering - IPC              1995         50,000           0               0
                                                                                               250

   Donald E. Hamill               1997        136,000       4,080               0            1,399
   Vice President, Budgets        1996        129,000           0               0              250
   & Regulatory Affairs - IPC     1995        123,000           0               0              250

   William C. Troy                1997        136,000       4,080               0            1,399
   Controller - IPC               1996        129,000           0               0              250
                                  1995        123,000           0               0              250

   Joseph C. McGowan              1997        127,000       3,810               0              926
   Secretary & Treasurer -        1996        120,000           0               0              250
   IPC                            1995        114,000           0               0              250
   ____________________

   1    All other compensation consists of Company matching contribution to 401(k) plan.


   Other Compensation

        No officer individually or officers as a group received "Other Annual Compensation" of $50,000 or 10% of the salary and bonus reported in the Summary Compensation Table.

   Stock Option and Stock Appreciation Right Plans

        No director or Officer of the Company held any options to purchase securities from the Company or its subsidiary during the year 1997.

        Agreements with Executives

        The Company has entered into Severance Agreements with each of eight senior executives of the Company (including Messrs. Chase, Hamill, McGowan, Sharp and Troy) which generally provide for certain benefits in the event the executive is terminated or resigns under certain circumstances following a change in control of the Company. The Mergers will constitute a change in control of the Company for purposes of these agreements.

        Retirement and Employee Benefit Plans

        The Company's Pension Plan covers substantially all employees including officers. Pension Plan benefits depend upon credited service, age at retirement and compensation. At an assumed retirement age of 65, the normal retirement benefit for Pension Plan Participants is based on a formula that applies a factor of 1.17% to the participant's average annual compensation for the three highest consecutive years plus a factor of .35% to the participant's average compensation in excess of Social Security Covered Compensation multiplied by the number of accredited service years (maximum 35). Optional benefit forms are also available.

        The following table displays the maximum annual retirement benefits payable under the straight life annuity form of pension at the normal retirement age of 65 for specified remunerations and years of service under the Pension Plan provisions in effect January 1, 1998.

                                  Estimated Annual Benefits For Years of Service
                                                      Listed
   Average Annual Compensation
       For 3 Highest Paid         20 Years     25 Years    30 Years   35 Years
        Consecutive Years
   $100,000                          $28,221     $35,276     $42,331   $49,387
    125,000                          $35,821     $44,776     $53,732   $62,686
    150,000                          $43,421     $54,276     $65,132   $75,987
   *175,000                          $46,461     $58,076     $69,692   $81,307
   *200,000 or greater               $46,461     $58,076     $69,692   $81,307

   _____________________
   *compensation used for benefits is limited to $160,000

        For purposes of determining Pension Plan benefits, compensation for each of the individuals listed in the Summary Compensation Table is the same as the amounts set forth in that table. The estimated full years of credited service for benefits at retirement under the Pension Plan for those executive officers listed in the Summary Compensation Table are:
   Michael R. Chase, 35 years; Dale R. Sharp, 35 years; Donald E. Hamill, 35 years; William C. Troy, 23 years; and Joseph C. McGowan, 35 years.

        In addition to the Pension Plan, the Supplemental Retirement Plan
   (SRP) amended in 1997 provides a supplemental retirement benefit for all officers of the Company. Benefits begin at the normal retirement date (age
   65) or a participant electing early retirement may begin receiving reduced benefits as early as age 55. For those officers retiring on or after January 1, 1994, the SRP (1) provides a retirement benefit per month equal to seventy-five percent of the individual's highest average monthly salary for any consecutive 12-month period of employment by Interstate prior to retirement, less the individual's qualified defined benefit retirement plan benefit and less the individual's social security benefit, and (2) provides a survivor benefit. The SRP may be funded in part from the general assets of the Company in addition to the purchase of cost recovery life insurance policies by the Company.

        The following table displays the maximum annual supplemental retirement benefits payable under the straight life annuity form of pension at the normal retirement age of 65 for specified remunerations for the year of retirement under the SRP provisions in effect at January 1, 1998.

   Estimated Annual SRP Benefits For Years of Service Listed

  Final Annual Salary      20 Years     25 Years     30 Years     35 Years
   $125,000                   $41,825      $32,870      $23,914    $14,960
    150,000                   $52,975      $42,120      $31,264    $20,409
    175,000                   $68,685      $57,070      $45,454    $33,839
    200,000                   $87,435      $75,820      $64,204    $52,589
    225,000                  $106,185      $94,570      $82,954    $71,339
    250,000                  $124,935     $113,320     $101,704    $90,089

        The Company has an Amended Deferred Compensation Plan available to officers and nonemployee directors and provides for deferral of salaries and fees with accrued interest.

        In 1988, the Company adopted a 401(k) Plan in which all Employees of the Company are eligible to participate, subject to meeting Plan eligibility requirements. Under the provisions of this Plan, any eligible employee may elect to direct up to 15% of his or her compensation, as defined in the Plan, with a maximum contribution of $9,500 for the year 1997. Any amount so deferred by the employee is exempt from current federal income tax. Directors who are not employees are not eligible to participate in the Plan. To encourage participation in this Plan, the Company contributes to the account of participating employees 25 cents for each one dollar contributed by the employee, on contributions that do not exceed 4% of compensation. Upon retirement from the Company, employees may receive distributions from their account held by the Plan Trustee.

   C.  Item 12

   PRINCIPAL HOLDERS OF VOTING SECURITIES

    Security Ownership of Certain Beneficial Owners

      The Company represents that as of December 31, 1997, to the best of its knowledge only the following persons or groups owned of record or beneficially more than 5% of the outstanding voting securities of the
   Company:

                                           Amount and Nature
                                                   of
    Name  of                                   Beneficial        % of
    Beneficial Owner  Title of Class           Ownership (1)  Ownership (1)

    WPLH              IPC Common Stock          1,903,293              16.6%
    IES               IPC Common Stock          1,903,293              16.6%


      (1) By reason of the Stock Option Agreements, each of WPLH and IES may be deemed to have sole voting and dispositive power with respect to the shares listed above which are subjected to their respective Options from IPC and, accordingly, each of WPLH and IES may be deemed to beneficially own all of such shares (assuming exercise of its Option and the nontriggering of the other party's right to exercise its Option for IPC Common Stock). However, each of WPLH and IES expressly disclaim any beneficial ownership of such shares because the Options are exercisable only in certain circumstances.


   Security Ownership of Management

      The directors and officers of the Company owned of record and beneficially on December 31, 1997, an aggregate of 36,115 shares of Common Stock of the Company, representing less than 1% of the shares outstanding.

      The Company represents that as of December 31, 1997, to the best of its knowledge beneficial ownership of shares of each class of equity securities of the Company by all directors and nominees individually, the CEO and certain named executive officers individually, and the directors and officers of the Company as a group is as follows:


                                              Amount and Nature
                                              of Beneficial         % of
   Name of Nominee        Title of Class(1)    Ownership(2)(3)      Ownership

   Alan B. Arends              Common Stock           986            *
   James E. Byrns              Common Stock         2,949            *
   Michael R. Chase            Common Stock         5,894            *
   Alfred D. Cordes            Common Stock         1,508(4)         *
   Donald E. Hamill            Common Stock         2,800(4)         *
   Joyce L. Hanes              Common Stock         1,676            *
   Gerald L. Kopischke         Common Stock         4,676(4)         *
   Joseph C. McGowan           Common Stock         2,640(4)         *
   Dale R. Sharp               Common Stock         2,686(4)         *
   Wayne H. Stoppelmoor        Common Stock         5,373(4)         *
   William C. Troy             Common Stock           409(4)         *
   Officers and Directors as a
    group - 14 in group        Common Stock        36,115(4)         *

   * -  less than 1%

   1) In addition to Common Stock, the Company also has, as equity securities, outstanding shares of Preferred Stock.

   (2) Information with respect to beneficial ownership based upon information furnished by each officer or director and contained in filings made with the Securities and Exchange Commission.

   (3) Includes shares in which said director or officer may have an indirect beneficial ownership by reason of the ownership of such shares by their spouses, dependent children or trusts.

   (4) Includes 2,087 shares for Mr. Stoppelmoor, 1,693 shares for Mr. Kopischke, 2,096 shares for Mr. Hamill, 197 shares for Mr. Cordes, 1,086 shares for Mr. Sharp, 304 shares for Mr. Troy, 2500 shares for Mr. McGowan and an aggregate of 13,508 shares for officers and directors. These shares are in the Company's 401(k) Plan as of December 31, 1997.